Black Diamond Reports Record First Quarter 2012 Results

Sales Up 19% to $46.4 Million Drives Adjusted Net Income Before Non-Cash Items of $0.23 per Share

SALT LAKE CITY, Utah – (May 7, 2012) – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a leading global provider of outdoor recreation equipment and active lifestyle products, reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights vs. Same Quarter a Year-Ago:

▪	Sales up 19% to $46.4 million;
▪	Gross margin improved 150 basis points to 40.1%;
▪	Adjusted net income before non-cash items increased 33% to $5.9 million or $0.23 per diluted share, compared to $4.4 million or $0.20 per diluted share; and
▪	Adjusted EBITDA increased 39% to $6.3 million.

First Quarter 2012 Financial Results

Total sales in the first quarter of 2012 increased 19% to $46.4 million, compared to $39.1 million in the first quarter of 2011. The growth in sales was attributable to a number of innovative products as well as consistent execution in the sale and marketing of existing products.

Gross margin in the first quarter of 2012 increased to 40.1%, compared to 38.6% in the year-ago quarter. The 150 basis point increase in gross margin was due to a favorable shift in mix toward higher margin products and in part to better operating leverage in the business.

Net income in the first quarter of 2012 was $2.6 million or $0.10 per diluted share, compared to net income of $1.2 million or $0.05 per diluted share in the year-ago quarter. Net income in the first quarter of 2012 included $3.2 million of non-cash items and $0.1 million in transaction-related costs, compared to $2.5 million of non-cash items and $0.8 million in restructuring charges in the year-ago quarter. Excluding these items, adjusted net income before non-cash items in the first quarter of 2012 increased 33% to $5.9 million or $0.23 per diluted share, compared to $4.4 million or $0.20 per diluted share in the first quarter of 2011.

Adjusted EBITDA (earnings before interest, taxes, other income, depreciation, amortization, non-cash equity compensation, transaction costs and restructuring charges) in the first quarter of 2012 increased 39% to $6.3 million, compared to $4.6 million in the year-ago quarter. Adjusted EBITDA in the first quarter of 2012 excluded $0.4 million of non-cash equity compensation.

At March 31, 2012, cash and cash equivalents totaled $41.6 million, compared to $2.4 million at December 31, 2011. On February 22, 2012, the Company closed a public offering for 8.9 million shares of its common stock, realizing net proceeds of $63.4 million before expenses. Total long-term debt, including the current portion of long-term debt, was $15.9 million at March 31, 2012. A portion of the proceeds from the Company’s public offering were used to pay off the outstanding balance on its revolving credit facility with Zions Bank, leaving $35.0 million of available capacity less outstanding letters of credit.

Management Commentary

“The solid momentum we built throughout 2011 clearly continued into the first quarter of 2012,” said Peter Metcalf, President and CEO of Black Diamond. “In fact, we grew across nearly every primary category, driving double-digit sales growth for our Black Diamond Equipment and Gregory brands. This was accomplished despite soft big ticket ski product and glove and mitten sales, which we believe demonstrates the resilience and multi-season balance of our product line.

“For the remainder of 2012, we expect to continue to strategically invest in Black Diamond’s operational platform to ultimately support an anticipated much larger and more mature organization. Among other initiatives, we believe that these investments will prepare us for our expected fall 2013 apparel launch, which remains well on track. The SKUs for the collection have been established and we’ve already initiated work on our spring and fall 2014 designs.

“We also remain committed to our acquisition strategy and are enthusiastic about our growing pipeline of opportunities. Last but not least, we remain confident in our ability to enhance shareholder value further by continuing to build upon the world’s most respected brands in the outdoor equipment and lifestyle industry, while seeking to decrease our environmental footprint and increasing our level of leadership on the issues of great importance to our community of outdoor sports enthusiasts.”

Net Operating Loss (NOL)

The Company estimates that it has available net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $217.1 million. The Company’s common stock is subject to a Rights Agreement dated February 7, 2008, intended to assist in limiting the number of 5% or more owners and thus reduce the risk of a possible “change of ownership” under Section 382 of the Code. Any such “change of ownership” under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. There is no guaranty, however, that the Rights Agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

Black Diamond will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2012 results. The Company’s President and CEO Peter Metcalf and CFO Robert Peay will host the conference call, followed by a question and answer period.

Date: Monday, May 7, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4531971

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://viavid.net/dce.aspx?sid=00009622 and via the investor relations section at www.blackdiamond-inc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day and until May 21, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4531971

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in the design, manufacturing and marketing of innovative active outdoor performance products for climbing, mountaineering, backpacking, skiing and other active outdoor recreation activities for a wide range of year-round use. The Company's principal brands, Black Diamond® and Gregory™, are iconic in the active outdoor industry and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the climbing, mountaineering, skiing and backpacking communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, crags and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. The Company's products are sold by leading specialty retailers in the U.S. and 50 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, or www.gregorypacks.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) net income before non-cash items and related earnings per diluted share, and adjusted net income before non-cash items and related earnings per diluted share, and (ii) earnings before interest, taxes, other income, depreciation and amortization (“EBITDA”) and adjusted EBITDA. The Company also believes that presentation of certain non-GAAP measures, i.e.: (i) net income before non-cash items and related earnings per diluted share, and adjusted net income before non-cash items and related earnings per diluted share, and (ii) EBITDA and adjusted EBITDA, provide useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy; the Company's ability to successfully integrate and grow acquisitions; the Company's ability to maintain the strength and security of its information technology systems; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

BLACK DIAMOND, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$41,644	$2,400
Accounts receivable, less allowance for doubtful
accounts of $420 and $326, respectively	29,815	22,718
Inventories	45,472	47,137
Prepaid and other current assets	1,197	2,472
Deferred income taxes	2,270	2,270
Total Current Assets	120,398	76,997

Property and equipment, net	14,882	14,019
Definite lived intangible assets, net	15,776	16,108
Indefinite lived intangible assets	32,650	32,650
Goodwill	38,226	38,226
Deferred income taxes	47,115	48,429
Other long-term assets	1,321	1,298
TOTAL ASSETS	$270,368	$227,727

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$15,402	$16,090
Income tax payable	74	254
Current portion of long-term debt	661	673
Total Current Liabilities	16,137	17,017

Long-term debt	15,270	37,397
Other long-term liabilities	1,186	1,139
TOTAL LIABILITIES	32,593	55,553

Stockholders' Equity
Preferred stock, $.0001 par value; 5,000
shares authorized; none issued	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
30,756 and 21,839 issued and 30,681 and 21,764 outstanding	3	2
Additional paid in capital	465,784	402,716
Accumulated deficit	(230,696)	(233,286)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive income	2,686	2,744
TOTAL STOCKHOLDERS' EQUITY	237,775	172,174
TOTAL LIABILITIES AND EQUITY	$270,368	$227,727

BLACK DIAMOND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011

Sales
Domestic sales	$18,815	$15,830
International sales	27,604	23,228
Total sales	46,419	39,058

Cost of goods sold	27,803	23,987
Gross profit	18,616	15,071

Operating expenses
Selling, general and administrative	13,775	12,329
Restructuring charge	-	774
Transaction costs	112	-

Total operating expenses	13,887	13,103

Operating income	4,729	1,968

Other (expense) income
Interest expense	(742)	(728)
Interest income	12	10
Other, net	290	418

Total other expense, net	(440)	(300)

Income before income tax	4,289	1,668
Income tax expense	1,699	500
Net income	$2,590	$1,168

Earnings per share:
Basic	$0.10	$0.05
Diluted	0.10	0.05

Weighted average shares outstanding:
Basic	25,677	21,831
Diluted	25,984	21,951

BLACK DIAMOND, INC.

RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS ENDED
		Per Diluted		Per Diluted
	March 31, 2012	Share	March 31, 2011	Share

Net income	$2,590	$0.10	$1,168	$0.05

Amortization of intangibles	332	0.01	332	0.02
Depreciation	771	0.03	607	0.03
Accretion of note discount	246	0.01	267	0.01
Non-cash equity compensation	404	0.02	899	0.04
Income tax expense	1,699	0.07	500	0.02
Cash paid for income taxes	(286)	(0.01)	(96)	(0.00)

Net income before non-cash items	$5,756	$0.22	$3,677	$0.17

Restructuring charge	-	-	774	0.04
Transaction costs	112	0.00	-	-
State cash taxes on adjustments	(6)	(0.00)	(39)	(0.00)
AMT cash taxes on adjustments	(2)	(0.00)	(15)	(0.00)

Adjusted net income before non-cash items	$5,860	$0.23	$4,397	$0.20

Basic	25,677		21,831
Diluted	25,984		21,951

BLACK DIAMOND, INC.

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, OTHER INCOME,

DEPRECIATION AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(IN THOUSANDS)

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011

Net income	$2,590	$1,168

Income tax expense	1,699	500
Other, net	(290)	(418)
Interest income	(12)	(10)
Interest expense	742	728

Operating income	4,729	1,968

Depreciation	771	607
Amortization of intangibles	332	332

EBITDA	$5,832	$2,907

Restructuring charge	-	774
Transaction costs	112	-
Non-cash equity compensation	404	899

Adjusted EBITDA	$6,348	$4,580

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 1-203-428-2000

warren.kanders@bdel.com

or

Peter Metcalf

Chief Executive Officer

Tel 1-801-278-5552

peter.metcalf@bdel.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BDE@liolios.com

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